Exhibit 4.21

ATLANTICA SUSTAINABLE INFRASTRUCTURE JERSEY LIMITED

(the “Company”)

We, the undersigned, being the sole member of the Company as at the date when the following resolutions (the “Resolutions”) are deemed passed, HEREBY RESOLVE that the following Resolutions be and are hereby approved as special resolutions of the Company, such Resolutions being deemed to be passed when this instrument is signed:

SPECIAL RESOLUTIONS

1.
THAT the Memorandum and Articles of Association attached hereto be approved and adopted as the Memorandum and Articles of Association of the Company in substitution for and to the exclusion of the existing Memorandum and Articles of Association of the Company.

2.
THAT the two issued and fully paid shares of $100.00 each in the share capital of the Company and the 998 authorised but unissued shares of $100.00 each in the share capital of the Company be re-designated as “Founders’ Shares” having the rights and restrictions set out in the Company’s Articles of Association attached hereto.

3.
THAT the authorised share capital of the Company be increased by the creation of 100,000,000 shares of $0.01 each designated as “Preference Shares” and having the rights and restrictions set out in the Company’s Articles of Association attached hereto.

/S/ Santiago Seage

Duly authorized

for and on behalf of Atlantica Sustainable Infrastructure plc

Dated: 14 July 2020

COMPANIES (JERSEY) LAW 1991

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

ATLANTICA SUSTAINABLE INFRASTRUCTURE JERSEY LIMITED

a par value public limited company

adopted by special resolution of the Company on 14 July 2020

Company number: 131860

Incorporated the 3rd day of July 2020

COMPANIES (JERSEY) LAW 1991 (the “Law”)

MEMORANDUM OF ASSOCIATION

OF

ATLANTICA SUSTAINABLE INFRASTRUCTURE JERSEY LIMITED

(the “Company”)

a par value public limited company

1.	INTERPRETATION

Words and expressions contained in this Memorandum of Association have the same meanings as in the Law.

2.	COMPANY NAME

The name of the Company is Atlantica Sustainable Infrastructure Jersey Limited.

3.	TYPE OF COMPANY

3.1	The Company is a public company.

3.2	The Company is a par value company.

4.	NUMBER OF SHARES

The share capital of the Company is $1,100,000 divided into the following classes of shares:

4.1	1,000 shares of $100.00 each designated as “Founders’ Shares” and having the rights and restrictions set out in the Company’s Articles of Association; and

4.2	100,000,000 shares of $0.01 each designated as “Preference Shares” and having the rights and restrictions set out in the Company’s Articles of Association.

5.	LIABILITY OF MEMBERS

The liability of a member arising from the holding of a share in the Company is limited to the amount (if any) unpaid on it.

COMPANIES (JERSEY) LAW 1991

ARTICLES OF ASSOCIATION

OF

ATLANTICA SUSTAINABLE INFRASTRUCTURE JERSEY LIMITED

a par value public limited company

CONTENTS

1.	INTERPRETATION	1

2.	SHARE CAPITAL	5

3.	SHARE PREMIUM ACCOUNT	9

4.	ALTERATION OF SHARE CAPITAL	10

5.	VARIATION OF RIGHTS	10

6.	REGISTER OF MEMBERS	11

7.	SHARE CERTIFICATES	11

8.	LIEN	12

9.	CALLS ON SHARES	13

10.	FORFEITURE OF SHARES	14

11.	TRANSFER OF SHARES	15

12.	TRANSMISSION OF SHARES	17

13.	GENERAL MEETINGS	18

14.	CLASS MEETINGS	18

15.	NOTICE OF GENERAL MEETINGS	18

16.	PROCEEDINGS AT GENERAL MEETINGS	19

17.	VOTES OF MEMBERS	21

18.	CORPORATE MEMBERS	22

i

19.	DIRECTORS	22

20.	ALTERNATE DIRECTORS	23

21.	POWERS OF DIRECTORS	23

22.	DELEGATION OF DIRECTORS’ POWERS	24

23.	APPOINTMENT OF DIRECTORS	24

24.	RESIGNATION, DISQUALIFICATION AND REMOVAL OF DIRECTORS	25

25.	REMUNERATION AND EXPENSES OF DIRECTORS	25

26.	EXECUTIVE DIRECTORS	26

27.	DIRECTORS’ INTERESTS	26

28.	PROCEEDINGS OF DIRECTORS	27

29.	MINUTE BOOK	29

30.	SECRETARY	30

31.	THE SEAL	30

32.	AUTHENTICATION OF DOCUMENTS	31

33.	DIVIDENDS	31

34.	CAPITALISATION OF PROFITS	33

35.	ACCOUNTS AND AUDIT	34

36.	NOTICES	35

37.	WINDING UP	36

38.	INDEMNITY	36

39.	NON-APPLICATION OF STANDARD TABLE	36

ii

COMPANIES (JERSEY) LAW 1991

ARTICLES OF ASSOCIATION

OF

ATLANTICA SUSTAINABLE INFRASTRUCTURE JERSEY LIMITED

a par value public limited company

1.	INTERPRETATION

1.1	In these Articles, unless the context or law otherwise requires, the following words and expressions shall have the meanings respectively assigned to them below:

1.1.1	“Annual General Meeting” has the meaning ascribed to it in Article 13.2;

1.1.2	“these Articles” means these Articles of Association in their present form or as from time to time amended;

1.1.3	“Auditors” means the auditors of the Company appointed pursuant to these Articles;

1.1.4	“Bankrupt” has the meaning ascribed to it in the Interpretation (Jersey) Law, 1954;

1.1.5	“Board” means a meeting of a quorum of the Directors duly called and constituted or, as the case may be, a quorum of the Directors assembled at a meeting;

1.1.6
“Clear Days” means in relation to the period of a Notice that period excluding the day when the Notice is served or deemed to be served and the day for which it is given or on which it is to take effect;

1.1.7	“Closing Date” means the date the Notes are issued;

1.1.8	“Company” means the company incorporated under the Law in respect of which these Articles have been registered;

1.1.9	“Conditions” means the terms and conditions of the Notes as set out in the Indenture, as amended or modified from time to time;

1.1.10	“Directors” means the directors of the Company for the time being or, as the case may be, the directors assembled as a Board (or as a committee);

1.1.11	“Dividend Payment Date” shall have the meaning given to it in Article 2.4.1;

1.1.12	“Dividend Period” shall have the meaning given to it in Article 2.4.1;

1.1.13	“Due Date” shall have the meaning given to it in Article 9.9;

1.1.14	“Exchange Date” shall mean the date of exchange of the Notes specified pursuant to the Indenture;

1.1.15
“Exchange Right” means the right of a Noteholder at specified times in accordance with the Conditions and the terms of the Indenture to exchange each $1,000 principal amount of a Note into one fully paid Preference Share, with each such Preference Share being allotted at a price equal to the Paid-up Value;

1.1.16	“Extraordinary General Meeting” has the meaning ascribed to it in Article 13.2;

1.1.17	“Extraordinary Resolution” means a resolution of the Company passed as a special resolution in accordance with the Law;

1.1.18
“First Right” means the right carried by the Preference Shares pari passu with the Shares of any class having the like right, on a winding-up of the Company or other return of capital (other than a purchase or redemption of any Preference Share or any Share of any other class) to payment of the Paid-up Value thereof, together with a sum equal to any accrued but unpaid preferential dividend due in respect of such Preference Shares to be calculated to (but excluding) the date when payment of the return of capital is made and to be payable irrespective of whether or not such dividend has been declared or earned, in priority to any payment in respect of any other class of Shares in the Company (save for any Shares with a like right as aforesaid);

1.1.19	“Founders’ Shares” means founders’ shares having a nominal value of $100.00 each in the capital of the Company having the rights attaching thereto prescribed in these Articles;

1.1.20	“Guarantor” means Atlantica Sustainable Infrastructure plc;

1.1.21	“Holder” means in relation to Shares the Member whose name is entered in the Register as the holder of the Shares;

1.1.22
“Indenture” means the indenture constituting the Notes to be entered into among the Company, the Guarantor and the Trustee on the Closing Date as from time to time modified or amended in accordance with the terms thereof;

1.1.23	“issue” includes allotment;

1.1.24	“the Law” means the Companies (Jersey) Law 1991 and any subordinate legislation from time to time made thereunder, including any statutory modifications or re-enactments for the time being in force;

1.1.25	“Member” means the subscribers to the Memorandum of Association and any other Person whose name is entered in the Register as the Holder of Shares in the Company;

1.1.26	“Memorandum of Association” means the Company’s Memorandum of Association in force from time to time;

1.1.27	“Month” means calendar month;

1.1.28	“Noteholder” means a person in whose name a Note is registered in accordance with the Indenture;

1.1.29
“Notes” means the Green Exchangeable Senior Notes Due 2025 of the Company, constituted by the Indenture and fully and unconditionally guaranteed by the Guarantor and such expression shall include, unless the context otherwise requires, any further notes issued pursuant to the Indenture and forming a single series with the Notes;

1.1.30	“Notice” means a notice in Writing unless otherwise specifically stated;

1.1.31	“Office” means the registered office of the Company;

1.1.32	“Officer” includes a Secretary but otherwise has the meaning ascribed to it in the Law;

1.1.33	“Ordinary Resolution” means a resolution of the Company in general meeting adopted by a simple majority of the votes cast at that meeting;

1.1.34	“Ordinary Shares” means fully paid ordinary shares in the capital of the Guarantor currently with a par value of $0.10 each;

1.1.35	“Paid Up” includes credited as paid up;

1.1.36	“Paid-up Value” means the agreed issue price of $1,000 at which each Preference Share is to be issued credited as fully paid-up;

1.1.37	“Persons” includes associations and bodies of persons, whether corporate or unincorporate;

1.1.38	“Preference Shares” means exchangeable redeemable preference shares having a nominal value of $0.01 each in the capital of the Company having the rights attaching thereto prescribed in these Articles;

1.1.39
“Present” in relation to general meetings of the Company and to meetings of the Holders of any class of Shares includes present by attorney or by proxy or in the case of a corporate shareholder by representative;

1.1.40	“Register” means the register of Members required to be kept pursuant to Article 41 of the Law and which shall be kept in Jersey in accordance with Article 6.1;

1.1.41	“reserves” includes unappropriated profits;

1.1.42	“rights” includes rights in whatsoever form constituted;

1.1.43	“Seal” means the common seal of the Company;

1.1.44
“Secretary” means any Person appointed to perform any of the duties of secretary of the Company (including an assistant or deputy secretary) and in the event of two or more Persons being appointed as joint secretaries any one or more of the Persons so appointed;

1.1.45	“Share” means a share in the capital of the Company;

1.1.46	“Share Exchange Right” means the right pursuant to the Articles of a Holder of a Preference Share, to exchange such Preference Share for Ordinary Shares and/or cash;

1.1.47
“Signed” includes a signature or representation of a signature affixed by mechanical or other means or any other means of signifying agreement permitted by law and where a document is to be signed by a company, an association or a body of Persons the word “Signed” shall be construed as including the signature of a duly authorised representative on its behalf as well as any other means by which it would normally execute the document;

1.1.48	“Sole Member-Director Contract” shall have the meaning given to it in Article 29.3;

1.1.49	“Sole Member’s Decision” shall have the meaning given to it in Article 29.4;

1.1.50	“Trustee” means BNY Mellon Corporate Trustee Services Limited or such other persons for the time being the trustee or trustees of the trusts constituted by the Indenture;

1.1.51	“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland;

1.1.52	“in Writing” includes written, printed, telexed, electronically transmitted or represented or reproduced by any other mode of representing or reproducing words in a visible form; and

1.1.53	“$” and “dollars” means the lawful currency of the United States of America.

1.2
Save as defined herein and unless the context otherwise requires, words or expressions contained in these Articles shall bear the same meaning as in the Law but excluding any statutory modification thereof not in force when these Articles become binding on the Company.

1.3	In these Articles, unless the context or law otherwise requires:

1.3.1	words and expressions which are cognate to those defined in Article 1.1 shall be construed accordingly;

1.3.2	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

1.3.3	words importing the singular number only shall be construed as including the plural number and vice versa;

1.3.4	words importing the masculine gender only shall be construed as including the feminine and neuter genders;

1.3.5	the word “dividend” has the meaning ascribed to the word “distribution” in Article 114 of the Law;

1.3.6
references to enactments are to such enactments as are from time to time modified, re-enacted or consolidated and shall include any enactment made in substitution for an enactment that is repealed; and

1.3.7	references to a numbered Article are to the Article so numbered of these Articles.

1.4	The clause and paragraph headings in these Articles are for convenience only and shall not be taken into account in the construction or interpretation of these Articles.

2.	SHARE CAPITAL

2.1	At the date of adoption of these Articles, the issued share capital of the Company comprises two Founders’ Shares.

2.2
The Directors may, subject as provided in these Articles, issue any unissued Shares authorised for issue in accordance with the Memorandum of Association as Founders’ Shares or Preference Shares, each conferring upon the Holder of such shares the rights hereinafter appearing.

2.3	The rights attaching to the Founders’ Shares are as follows:

2.3.1
As regards Income – Each Founders’ Share shall, subject to the relevant provisions of the Law, confer on the Holder thereof the right to receive any remaining profits of the Company after the payment to the Holders of the Preference Shares of their fixed cumulative dividend and after payment of any other preferential dividend on any other class of Shares, up to a maximum of $10,000,000 in any year.

2.3.2
As regards Capital – On a winding up of the Company or other return of capital (other than a purchase or redemption of any Preference Share or any Shares of any other class), the Holder of each Founders’ Share shall be entitled, following payment to the Holders of the Preference Shares of all amounts then due under Article 2.4.2(i), to payment of the amount Paid Up thereon and thereafter, any surplus assets then remaining shall be distributed pari passu among the Holders of the Founders’ Shares, in proportion to the amounts Paid Up thereon, up to a maximum of $250,000,000.

2.3.3
As regards Voting – The Holder of each Founders’ Share shall be entitled to receive notice of general meetings of the Company and to attend and vote thereat.  On a poll every Holder of Founders’ Shares who (being an individual) is present in person or by proxy or (being a corporation) is present by representative or by proxy shall have one million votes in respect of each Founders’ Share registered in the name of such Holder.

2.3.4
Save for the Shares initially subscribed for as provided in the Memorandum of Association adopted on incorporation of the Company, Founders’ Shares shall only be issued to, or for the benefit of, the Guarantor or to or for the benefit of a person previously approved in writing by the Guarantor.

2.4	The rights attaching to the Preference Shares are as follows:

2.4.1
As regards Income – Each Preference Share shall, on allotment, and subject to the relevant provisions of the Law, confer on the Holder thereof a right to receive: (i) a fixed cumulative dividend at the rate of x per cent. per annum of the Paid-up Value of each such Preference Share (where “x” is equal to the coupon payable on the Notes) payable in equal instalments semi-annually in arrears on 15 January and 15 July in each year (each a “Dividend Payment Date”) commencing with the Dividend Payment Date falling on 15 January 2021 except that no such dividend shall accrue on such Preference Share prior to its allotment. The dividend payable in respect of each Preference Share for any period which is shorter than a Dividend Period shall be calculated on the basis of the number of days actually elapsed in a 30-day month (assuming a 360-day year composed of twelve 30-day months), where “Dividend Period” means the period beginning on (and including) the Closing Date and ending on (but excluding) the first Dividend Payment Date and each successive period beginning on (and including) a Dividend Payment Date and ending on (but excluding) the next succeeding Dividend Payment Date. Such dividends shall accrue from day to day. Each Preference Share will cease to accrue dividends from and including its due date for redemption. No account will be taken of accrued dividends on an exchange pursuant to any Share Exchange Right. The fixed cumulative dividends payable in respect of the Preference Shares shall be paid in priority to any dividend in respect of any other class of Shares in the capital of the Company, other than any such class that ranks pari passu with the Preference Shares as respects rights to dividends.

2.4.2
As regards Capital – On a winding-up of the Company or other return of capital (other than a purchase or redemption of any Preference Share or any Share of any other class), the Preference Shares shall carry (i) the First Right in priority to any payment in respect of any other class of Shares in the Company save for any Share of any class carrying the like right (in the event that the assets of the Company available for distribution are insufficient to repay in full the Paid-up Value of each Preference Share or Shares carrying the like right together with the accruals referred to in Article 1.1.18, the available assets shall be apportioned pro rata amongst the Preference Shares and Shares carrying the like right then in issue according to the Paid-up Value and the amount at which any such other Share is credited as paid-up and accruals outstanding) and (ii) following payment of the full amount due to the Holders of the Founders’ Shares under Article 2.3.2, the right to any remaining surplus assets of the Company.

2.4.3
As regards Voting – The Holders of the Preference Shares shall be entitled to receive notice of general meetings of the Company and to attend and vote thereat.  On a poll, every Holder of Preference Shares who (being an individual) is present in person or by proxy, or (being a corporation) is present by representative or by proxy shall have one vote for each Preference Share registered in his name.

2.4.4
As regards Redemption – The Preference Shares shall be redeemed by the Company upon and subject to the provisions of the Law and any other applicable law in Jersey and the following terms and conditions:

(a)
where an Exchange Right has been or is deemed to have been exercised and the Preference Shares have been transferred to the Guarantor or its nominee pursuant to the Conditions, the relevant Preference Shares may be redeemed for cash at their Paid-up Value at any time after the first transfer thereof into the name of the Guarantor or its nominee or any subsequent Holder of the Preference Shares on any date specified by the Guarantor or its nominee or any subsequent Holder of the Preference Shares in any notice given by the Guarantor or its nominee or any subsequent Holder of the Preference Shares to the Company requiring such redemption either forthwith or on any subsequent date; provided that, unless the relevant Preference Shares are earlier redeemed or the Company has been wound up in accordance with Article 37 prior to such date, the relevant Preference Shares shall be redeemed by the Company on 15 July 2040 at their Paid-up Value. Any such notice may be a standing notice (which may be revoked or amended at any time) requiring all or any part of the Preference Shares transferred from time to time into the name of the giver of such notice to be redeemed forthwith upon such transfer or at any time thereafter as specified therein and different directions may be given concerning different portions of the Preference Shares so transferred and accordingly such notice will apply to all such transfers following such notice (without the need for a separate notice requiring redemption to be served in respect of each such transfer of Preference Shares) until amended or revoked; and

(b)	on redemption of a Preference Share, the Company will cancel the Preference Share and any certificate relating thereto and such Preference Share may not be re-issued or sold as a Preference Share.

2.4.5
As regards Transfer – Each Preference Share shall carry the Share Exchange Right.  By exercising an Exchange Right, a Noteholder will be deemed, subject to and in accordance with these Articles, to have, in its capacity as the relevant Holder, exercised the Share Exchange Right applicable to any Preference Share arising on the exercise of such Exchange Right. Any Preference Share issued upon exercise of Exchange Rights shall  upon allotment and issue of the same (and registration of such Preference Share in the name of the relevant person) be transferred to the Guarantor or its nominee in exchange for cash and/or Ordinary Shares as provided in the Conditions.  Any such transfer shall be effected by the Company or the Guarantor as agent for the Holder thereof and each of the Company,  the Guarantor, the Trustee and any applicable exchange agent shall be and is hereby authorised by such Holder to take all such action and do all such things as are deemed necessary or appropriate to facilitate such transfer, including to make all such entries in the register of members of the Company and execute all such documents and instruments, in each case whether on behalf of the Holder or otherwise (including the execution of an instrument of transfer on behalf of such Holder) as may be necessary or desirable properly to effect the same, without any cost or liability to, or any further action required by, the Holder (save as may be provided for in the Conditions).  Transfers of Preference Shares shall be effected by any instrument of transfer in common or usual form or such other form as may be approved by the Board.  All instruments of transfer, when registered, may be retained by the Company.

2.4.6
As regards Issue - Preference Shares shall only be issued on the exchange of Notes in accordance with the Conditions and the terms of the Indenture.  Preference Shares will be allotted as of the relevant Exchange Date and in accordance with the terms of the Indenture and shall be issued at the Paid-up Value per Preference Share credited as fully paid with the excess over the nominal value of $0.01 credited to the share premium account and will rank pari passu with all (if any) fully paid Preference Shares then in issue except that the Preference Shares so allotted will not rank for any dividend or other distribution declared, paid or made by reference to a record date prior to the relevant Exchange Date.   By exercising an Exchange Right a Noteholder will be deemed to have, in its capacity as the relevant Holder, waived all rights to the issue of a share certificate in respect of Preference Share(s) issued on the exchange of the relevant Notes.

2.5
Subject to the provisions of these Articles, the unissued Shares for the time being in the capital of the Company shall be at the disposal of the Directors who may allot, grant options over or otherwise dispose of them to such Persons at such times and generally on such terms and conditions as they think fit.

2.6
The Company may apply its shares or capital money either directly or indirectly in payment of a commission, discount or allowance to a Person.  Any such commission, discount or allowance may be satisfied by the payment of cash and/or by the allotment of fully or partly paid shares or in any other way.

2.7
Except as otherwise provided by these Articles or by law, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not be bound by or be compelled in any way to recognise any equitable, contingent, future or partial interest in any Share or any interest in any fraction of a Share or any other right in respect of any Share except an absolute right to the entirety thereof in the Holder.

3.	SHARE PREMIUM ACCOUNT

3.1
Except as provided in Article 3.2, where the Company issues Shares at a premium, the amount or value (as determined by the Directors) of any premiums shall be transferred, as and when the premiums are Paid Up, to a Share premium account which shall be kept in the books of the Company in the manner required by the Law.  The sums for the time being standing to the credit of the share premium account shall be applied only in accordance with the Law.

3.2
Where the Law permits the Company to refrain from transferring any amount to a share premium account, that amount need not be so transferred; but the Directors may if they think fit nevertheless cause all or any part of such amount to be transferred to the relevant share premium account.

3.3
The Company may by Ordinary Resolution transfer an amount to a share premium account of the Company from any other account of the Company (other than the capital redemption reserve or the nominal capital account).

4.	ALTERATION OF SHARE CAPITAL

4.1	The Company may by Extraordinary Resolution alter its share capital as stated in the Memorandum of Association in any manner permitted by the Law.

4.2	Any new Shares created on an increase or other alteration of share capital shall be issued upon such terms and conditions as the Company may by Ordinary Resolution determine.

4.3
Any capital raised by the creation of new Shares shall, unless otherwise provided by the conditions of issue of the new Shares, be considered as part of the original capital and the new Shares shall be subject to the provisions of these Articles with reference to the payment of calls, transfer and transmission of Shares, lien or otherwise applicable to the existing Shares in the Company.

4.4
Whenever, as a result of any consolidation of Shares, any Member would become entitled to fractions of a Share, the Directors may, for the purpose of eliminating such fractions, deal with such fractions in such manner as they consider fit or sell the Shares representing the fractions for the best price reasonably obtainable and distribute the proceeds of sale in due proportion among the Members who would have been entitled to the fractions of Shares.  For the purpose of any such sale, the Directors may authorise some person to transfer the Shares representing the fractions to the purchaser thereof, whose name shall thereupon be entered in the Register as the Holder of the Shares and who shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

4.5	Subject to the provisions of the Law, the Company may by Extraordinary Resolution reduce its capital accounts in any way.

5.	VARIATION OF RIGHTS

5.1
Whenever the capital of the Company is divided into different classes of Shares, the special rights attached to any class may (unless otherwise provided by the terms of issue of the Shares of that class) be varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding up:

5.1.1	with the consent in Writing of the Holders of not less than two-thirds in number of the issued Shares of that class; or

5.1.2	with the sanction of an Extraordinary Resolution passed at a separate meeting of the Holders of Shares of that class.

5.2
To every such separate meeting all the provisions of these Articles and of the Law relating to general meetings of the Company or to the proceedings thereat shall apply mutatis mutandis except that the necessary quorum shall be persons holding or representing by proxy at least one -third in number of the issued Shares of that class but so that if at any adjourned meeting of such Holders a quorum as above defined is not Present those Holders who are Present shall be a quorum.

5.3
Subject as aforesaid, the special rights conferred upon the Holders of any Shares or class of Shares issued with preferred, deferred or other special rights shall (unless otherwise expressly provided by the conditions of issue of such Shares) be deemed not to be varied by the creation or issue of further Shares ranking after or pari passu therewith.

6.	REGISTER OF MEMBERS

6.1
The Directors shall maintain or cause to be maintained a Register in the manner required by the Law.  The Register shall be kept at the Office or at such other place in the Island of Jersey as the Directors from time to time determine.  In each year the Directors shall prepare or cause to be prepared and filed an annual return containing the particulars required by the Law.

6.2	The Company shall not be required to enter the names of more than four joint Holders in the Register.

7.	SHARE CERTIFICATES

7.1	Every Member shall be entitled:

7.1.1
without payment, upon becoming the Holder of any Shares, to one certificate for all the Shares of each class held by him and, upon transferring a part only of the Shares comprised in a certificate, to a new certificate for the remainder of the Shares so comprised; or

7.1.2	upon payment of such reasonable sum for each certificate as the Directors shall from time to time determine, to several certificates, each for one or more of his Shares of any class.

7.2
Every certificate shall be issued within two Months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) and shall be executed by the Company.  A certificate may be executed:

7.2.1	if the Company has a Seal, by causing a seal of the Company to be affixed to the certificate in accordance with these Articles; or

7.2.2	whether or not the Company has a Seal, by the signature on behalf of the Company of either two Directors or one Director and the Secretary.

Every certificate shall further specify the Shares to which it relates and the amount Paid Up thereon and if so required by the Law the distinguishing numbers of such Shares.

7.3
The Company shall not be bound to issue more than one certificate in respect of a Share held jointly by several Persons and delivery of a certificate for a Share to one of several joint Holders shall be sufficient delivery to all such Holders.

7.4
If a share certificate shall be worn out, defaced, lost or destroyed a duplicate certificate may be issued on payment of such reasonable fee and on such terms (if any) as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in relation thereto as the Directors think fit.

8.	LIEN

8.1
The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all monies (whether presently payable or not) called or payable at a fixed time in respect of that Share and the Company shall also have a first and paramount lien on all Shares (other than fully paid Shares) registered in the name of a single Member for all the debts and liabilities of such Member or his estate to the Company whether the period for the payment or discharge of the same shall have actually commenced or not and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other Person whether a Member or not.  The Company’s lien (if any) on a Share shall extend to all dividends, distributions, bonus issues, returns of capital or other monies payable thereon or in respect thereof.  The Directors may resolve that any Share shall for such period as they think fit be exempt from the provisions of this Article.

8.2
The Company may sell in such manner as the Directors think fit any Shares on which the Company has a lien, but no sale shall be made unless the monies in respect of which such lien exists or some part thereof are or is presently payable nor until fourteen Clear Days have expired after a Notice stating and demanding payment of the monies presently payable and giving Notice of intention to sell in default shall have been served on the Holder for the time being of the Shares or the Person entitled thereto by reason of the death, bankruptcy or incapacity of such Holder.

8.3
To give effect to any such sale the Directors may authorise some Person to execute an instrument of transfer of the Shares sold to the purchaser thereof.  The purchaser shall be registered as the Holder of the Shares so transferred and he shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

8.4
The net proceeds of such sale after payment of the costs of such sale shall be applied in or towards payment or satisfaction of the debt or liability in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares at the time of the sale.

9.	CALLS ON SHARES

9.1
The Directors may, subject to the provisions of these Articles and to any conditions of allotment from time to time, make calls upon the Members in respect of any monies unpaid on their Shares (whether on account of the nominal value of the Shares or by way of premium) and each Member shall (subject to being given at least fourteen Clear Days’ Notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his Shares.

9.2	A call may be required to be paid by instalments.

9.3	A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or in part and payment of a call may be postponed in whole or in part.

9.4	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

9.5	The joint Holders of a Share shall be jointly and severally liable to pay all calls to be made in respect of such Share.

9.6
If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due may be required to pay interest on the sum from the day appointed for payment thereof to the time of actual payment at a rate determined by the Directors but the Directors shall be at liberty to waive payment of such interest wholly or in part.

9.7
Any sum which by or pursuant to the terms of issue of a Share becomes payable upon allotment or at any fixed date whether on account of the nominal value of the Shares or by way of premium shall for the purposes of these Articles be deemed to be a call duly made and payable on the date on which by or pursuant to the terms of issue the same becomes payable and in case of non-payment all the relevant provisions of these Articles as to payment of interest, forfeiture, surrender or otherwise shall apply as if such sum had become due and payable by virtue of a call duly made and notified.

9.8	The Directors may, on the issue of Shares, differentiate between the Holders as to the amount of calls to be paid and the times of payment.

9.9
The Directors may, if they think fit, receive from any Member an advance of monies which have not yet been called on his Shares or which have not yet fallen due for payment.  Such advance payments shall, to their extent, extinguish the liability in respect of which they are paid.  The Company may pay interest on any such advance, at such rate as the Directors think fit, for the period covering the date of payment to the date (the “Due Date”) when the monies would have been due had they not been paid in advance.  For the purposes of entitlement to dividends, any distributions or bonus issue, monies paid in advance of a call or instalment shall not be treated as paid until the Due Date.

10.	FORFEITURE OF SHARES

10.1
If a Member fails to pay any call or instalment of a call on or before the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a Notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued and any costs, charges and expenses which may have been incurred by the Company by reason of such non-payment.

10.2
The Notice shall name a further day (not earlier than the expiration of fourteen Clear Days from the date of service of such Notice) on or before which the payment required by the Notice is to be made and the place where payment is to be made and shall state that in the event of non-payment at or before the time appointed and at the place appointed the Shares in respect of which the call was made will be liable to be forfeited.

10.3
If the requirements of any such Notice as aforesaid are not complied with, any Share in respect of which such Notice has been given may at any time thereafter, before payment of all calls and interest due in respect thereof has been made, be forfeited by a resolution of the Directors to that effect and such forfeiture shall include all dividends, distributions, bonus issues, returns of capital or other monies which shall have been resolved to be paid or made on the forfeited Shares and not actually paid before the forfeiture.

10.4
When any Share has been forfeited in accordance with these Articles, Notice of the forfeiture shall forthwith be given to the Holder of the Share or the Person entitled to the Share by transmission, as the case may be, and an entry of such Notice having been given and of the forfeiture with the date thereof shall forthwith be made in the Register opposite to the entry of the Share but no forfeiture shall be invalidated in any manner by any omission or neglect to give such Notice or to make such entry as aforesaid.

10.5
The Directors may, at any time after serving a Notice in accordance with Article 10.1, accept from the Member concerned the surrender of such Shares as are the subject of the Notice, without the need otherwise to comply with the provisions of Articles 10.1 to 10.4.  Any such Shares shall be surrendered immediately and irrevocably upon the Member delivering to the Company the Share certificate for the Shares and such surrender shall also constitute a surrender of all dividends declared on the surrendered Shares but not actually paid before the surrender.  The Company shall, upon such surrender, forthwith make an entry in the Register of the surrender of the Share with the date thereof but no surrender shall be invalidated in any manner by any omission or neglect to make such entry as aforesaid.

10.6
A forfeited or surrendered Share shall become the property of the Company and may be sold, re-allotted or otherwise disposed of either to the Person who was before forfeiture or surrender the Holder thereof or entitled thereto or to any other Person upon such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or other disposition the forfeiture or surrender may be cancelled on such terms as the Directors think fit.  Where for the purposes of its disposal a forfeited or surrendered Share is to be transferred to any Person the Directors may authorise some Person to execute an instrument of transfer of the Share to that Person.

10.7
A Member whose Shares have been forfeited or surrendered shall cease to be a Member in respect of the forfeited or surrendered Shares and shall (if he has not done so already) surrender to the Company for cancellation the certificate for the Shares forfeited or surrendered.  Notwithstanding the forfeiture or the surrender such Member shall remain liable to pay to the Company all monies which at the date of forfeiture or surrender were presently payable by him in respect of those Shares with interest thereon at the rate at which interest was payable before the forfeiture or surrender or at such rate as the Directors may determine from the date of forfeiture or surrender until payment, provided that the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of forfeiture or surrender or for any consideration received on their disposal.

10.8
A declaration under oath by a Director or the Secretary (or by an Officer of a corporate Secretary) that a Share has been duly forfeited or surrendered on a specified date shall be conclusive evidence of the facts therein stated as against all Persons claiming to be entitled to the Share.  The declaration and the receipt of the Company for the consideration (if any) given for the Share on the sale re-allotment or disposal thereof together with the certificate for the Share delivered to a purchaser or allottee thereof shall (subject to the execution of an instrument of transfer if the same be so required) constitute good title to the Share.  The Person to whom the Share is sold, re-allotted or disposed of shall be registered as the Holder of the Share and shall not be bound to see to the application of the consideration (if any) nor shall his title to the Share be affected by any irregularity in or invalidity of the proceedings in respect of the forfeiture, surrender, sale, re-allotment or disposal of the Share.

11.	TRANSFER OF SHARES

11.1	Save as provided in Article 2.4.5, any Member may transfer all or any of his Shares.

11.2	Save as otherwise permitted under the provisions of the Law, all transfers of Shares shall be effected using an instrument of transfer.

11.3	The instrument of transfer of any Share shall be in Writing in any usual common form or any form approved by the Directors.

11.4
The instrument of transfer of any Share shall be Signed by or on behalf of (including as provided for in Article 2.4.5) the transferor and in the case of an unpaid or partly paid Share by the transferee.  The transferor shall be deemed to remain the Holder of the Share until the name of the transferee is entered in the Register in respect thereof.

11.5
As provided in Article 2.4.5, any Preference Share issued upon exercise of Exchange Rights shall  upon allotment and issue of the same (and registration of such Preference Share in the name of the relevant person) be transferred to the Guarantor or its nominee in exchange for cash and/or Ordinary Shares as provided in the Conditions.  Any such transfer shall be effected by the Company or the Guarantor as agent for the Holder thereof and each of the Company,   the Guarantor, the Trustee and any applicable exchange agent shall be and is hereby authorised by such Holder to take all such action and do all such things as are deemed necessary or appropriate to facilitate such transfer, including to make all such entries in the register of members of the Company and execute all such documents and instruments, in each case whether on behalf of the Holder or otherwise (including the execution of an instrument of transfer on behalf of such Holder) as may be necessary or desirable properly to effect the same, without any cost or liability to, or any further action required by, the Holder (save as may be provided for in the Conditions).

11.6	The Directors may refuse to register the transfer of a Share unless the instrument of transfer:

11.6.1
is lodged at the Office or at such other place as the Directors may appoint accompanied by the certificate for the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

11.6.2	is in respect of only one class of Shares; and

11.6.3	is in favour of not more than four transferees.

11.7
If the Directors refuse to register a transfer of a Share they shall within two Months after the date on which the instrument of transfer was lodged with the Company send to the proposed transferor and transferee Notice of the refusal.

11.8
All instruments of transfer relating to transfers of Shares which are registered shall be retained by the Company but any instrument of transfer relating to transfers of Shares which the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

11.9	The registration of transfers of Shares or of transfers of any class of Shares may be suspended at such times and for such periods as the Directors may determine.

11.10	No fee shall be charged in respect of the registration of any instrument of transfer or other document relating to or affecting the title to any Share.

11.11
In respect of any allotment of any Share the Directors shall have the same right to decline to approve the registration of any renouncee of any allottee as if the application to allot and the renunciation were a transfer of a Share under these Articles.

12.	TRANSMISSION OF SHARES

12.1
In the case of the death of a Member, the survivor or survivors where the deceased was a joint Holder and the executors or administrators of the deceased where he was a sole or only surviving Holder shall be the only Persons recognised by the Company as having any title to his interest in the Shares but nothing in this Article shall release the estate of a deceased joint Holder from any liability in respect of any Share which had been jointly held by him.

12.2
Any Person becoming entitled to a Share in consequence of the death, bankruptcy or incapacity of a Member may, upon such evidence as to his title being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as the Holder of the Share or to have some Person nominated by him registered as the Holder thereof.

12.3
If the Person so becoming entitled shall elect to be registered himself he shall deliver or send to the Company a Notice Signed by him stating that he so elects.  If he shall elect to have another Person registered he shall testify his election by an instrument of transfer of the Share in favour of that Person.  All the limitations restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of Shares shall be applicable to any such Notice or instrument of transfer as aforesaid as if it were an instrument of transfer executed by the Member and the death, bankruptcy or incapacity of the Member had not occurred.

12.4
A Person becoming entitled to a Share by reason of the death, bankruptcy or incapacity of a Member shall be entitled to the same dividends and distributions and other advantages to which he would be entitled if he were the Holder of the Share except that he shall not before being registered as the Holder of the Share be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company provided always that the Directors may at any time give Notice requiring any such Person to elect either to be registered himself or to transfer the Share and, if the Notice is not complied with within one Month, such Person shall be deemed to have so elected to be registered himself and all the restrictions on the transfer and transmission of Shares contained in these Articles shall apply to such election.

13.	GENERAL MEETINGS

13.1
Unless all of the Members agree in Writing to dispense with the holding of Annual General Meetings and any such agreement remains valid in accordance with the Law the Company shall in each calendar year hold a general meeting as its Annual General Meeting at such time and place as may be determined by the Directors provided that so long as the Company holds its first Annual General Meeting within eighteen Months of its incorporation it need not hold it in the year of its incorporation or in the following year.

13.2	The above mentioned general meeting shall be called the “Annual General Meeting”. All other general meetings shall be called “Extraordinary General Meetings”.

13.3
The Directors may whenever they think fit and upon a requisition of Members pursuant to the provisions of the Law the Directors shall forthwith proceed to convene an Extraordinary General Meeting for a date not later than two Months after the receipt of the requisition.  If there are not sufficient Directors to convene the Extraordinary General Meeting any Director or any Member may convene such a meeting.

13.4
At any Extraordinary General Meeting called pursuant to a requisition unless such meeting is called by the Directors no business other than that stated in the requisition as the objects of the meeting shall be transacted.

14.	CLASS MEETINGS

Save as otherwise provided in these Articles, all the provisions of these Articles and of the Law relating to general meetings of the Company and to the proceedings thereat shall apply mutatis mutandis to every class meeting.  A Director who is entitled to receive Notice of general meetings of the Company in accordance with Article 15.4 shall also be entitled, unless he has notified the Secretary in Writing of his contrary desire, to receive Notice of all class meetings.  At any class meeting the Holders of Shares of the relevant class shall, on a poll, have one vote in respect of each Share of that class held by them.

15.	NOTICE OF GENERAL MEETINGS

15.1
At least fourteen Clear Days’ Notice shall be given of every Annual General Meeting and of every Extraordinary General Meeting, including without limitation, every general meeting called for the passing of an Extraordinary Resolution.

15.2	A meeting of the Company shall, notwithstanding that it is called by shorter Notice than that specified in Article 15.1, be deemed to have been duly called if it is so agreed:

15.2.1	in the case of an Annual General Meeting by all the Members entitled to attend and vote thereat; and

15.2.2
in the case of any other meeting, by a majority in number of the Members having a right to attend and vote at the meeting being a majority together holding not less than the minimum percentage of voting rights prescribed by the Law.

15.3
Every Notice shall specify the place, the day and the time of the meeting and the general nature of the business to be transacted and, in the case of an Annual General Meeting, shall specify the meeting as such.

15.4
Subject to the provisions of these Articles and to any restrictions imposed on any Shares, Notice of every general meeting shall be given to all the Members, to all Persons entitled to a Share in consequence of the death, bankruptcy or incapacity of a Member, to the Auditors (if any) and to every Director who has notified the Secretary in Writing of his desire to receive Notice of general meetings.

15.5
In every Notice calling a meeting of the Company there shall appear with reasonable prominence a statement that a Member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him and that a proxy need not also be a Member.

15.6	The accidental omission to give Notice of a meeting to, or the non-receipt of Notice of a meeting by, any Person entitled to receive Notice shall not invalidate the proceedings at that meeting.

16.	PROCEEDINGS AT GENERAL MEETINGS

16.1
The business of an Annual General Meeting shall be to receive and consider the accounts of the Company and the reports of the Directors and Auditors (if any), to elect Directors (if proposed), to elect Auditors (if proposed) and fix their remuneration, to sanction a dividend or distribution (if thought fit so to do) and to transact any other business of which Notice has been given.

16.2
No business shall be transacted at any general meeting, except the adjournment of the meeting, unless a quorum of Members is Present at the time when the meeting proceeds to business.  Such quorum shall consist of not less than two Members Present who are the Holders of Founders’ Shares but so that not less than two individuals will constitute the quorum, provided that if at any time all of the Founders’ Shares are held by one Member such quorum shall consist of that Member Present.

16.3
If a Member is by any means in communication with one or more other Members so that each Member participating in the communication can hear what is said by any other of them, each Member so participating in the communication is deemed to be Present at a meeting with the other Members so participating.  A meeting at which any or all of the Members participate as aforesaid shall be deemed to be a general meeting of the Company for the purposes of these Articles and all of the provisions of these Articles and of the Law relating to general meetings of the Company and to the proceedings thereat shall apply mutatis mutandis to every such meeting.

16.4
If within half-an-hour from the time appointed for the meeting a quorum is not Present, or if during the meeting a quorum ceases to be Present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time and place as the Directors shall determine and, if at such adjourned meeting a quorum is not Present, within half-an-hour from the time appointed for the holding of the meeting those Members Present shall constitute a quorum.

16.5
The chairman (if any) of the Directors shall preside as chairman at every general meeting of the Company or if there is no such chairman or, if he shall not be Present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, the Directors shall select one of their number to be chairman of the meeting.

16.6
If at any meeting no Director is willing to act as chairman or if no Director is Present within fifteen minutes after the time appointed for holding the meeting, the Members Present shall choose one of their number to be chairman of the meeting.

16.7
The chairman may, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.  When a meeting is adjourned for thirty days or more, Notice of the adjourned meeting shall be given as in the case of the original meeting.  Save as aforesaid it shall not be necessary to give any Notice of any adjourned meeting or of the business to be transacted at an adjourned meeting.

16.8
At any general meeting a resolution put to the vote of the meeting shall be decided by a poll.  For the avoidance of doubt, no resolution put to the vote of any general meeting shall be decided on a show of hands.

16.9	A poll shall be taken in such manner as the chairman directs and the results of each poll shall be deemed to be the resolution of the meeting at which the poll was taken.

16.10	In the event of an equality of votes at any general meeting the chairman shall not be entitled to a second or casting vote.

16.11
Anything which may be done at a general meeting of the Company (save for the passing of a resolution removing the Auditors) may be done by a resolution in Writing passed by all the Members who, at the date when the resolution is deemed passed, would be entitled to vote on the resolution if it were proposed at a general meeting.  A resolution in Writing may consist of several instruments in the same form each Signed by or on behalf of one or more Members.  A resolution in Writing may be sent or submitted to Members in hard copy or electronic form or in such other manner as the Directors may resolve.  A resolution in Writing shall be deemed to be passed when all the relevant Members have in accordance with the Law signified agreement to the resolution in hard copy or electronic form or in such other manner as the Directors may resolve.

17.	VOTES OF MEMBERS

17.1
Subject to any special rights, restrictions or prohibitions as regards voting for the time being attached to any Shares as may be specified in the terms of issue thereof or these Articles, every Member Present (including by proxy) shall have one vote for each Share of which he is the Holder.

17.2
In the case of joint Holders of any Share, such Persons shall not have the right of voting individually in respect of such Share but shall elect one of their number to represent them and to vote whether personally or by proxy in their name.  In default of such election the Person whose name appears first in order in the Register in respect of such Share shall be the only Person entitled to vote in respect thereof.

17.3
A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Island of Jersey or elsewhere) in matters concerning legal incapacity or interdiction may vote, by his attorney, curator, receiver or other Person authorised in that behalf appointed by that court and any such attorney, curator, receiver or other Person may vote by proxy.  Evidence to the satisfaction of the Directors of the authority of such attorney, curator, receiver or other Person may be required by the Directors prior to any vote being exercised by such attorney, curator, receiver or other Person.

17.4
No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of Shares in the Company of which he is Holder or one of the joint Holders have been paid.

17.5
No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered and every vote not disallowed at such meeting shall be valid for all purposes.  Any such objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

17.6	Votes may be given either personally or by proxy.

17.7
The Directors may, at the expense of the Company, send by post or otherwise to the Members instruments of proxy (with or without provision for their return prepaid) for use at any general meeting or at any separate meeting of the Holders of any class of Shares of the Company either in blank or nominating in the alternative any one or more of the Directors or any other Persons.  If for the purpose of any meeting invitations to appoint as proxy a Person or one or more of a number of Persons specified in the invitations are issued at the Company’s expense they shall be issued to all (and not to some only) of the Members entitled to be sent a Notice of the meeting and to vote thereat by proxy.

17.8
The instrument appointing a proxy shall be in Writing in any common form or as approved by the Directors and shall be under the hand of the appointor or of his attorney duly authorised in Writing or if the appointor is a corporation either under seal or under the hand of a duly authorised officer, attorney or other representative.  A proxy need not be a Member.

17.9
The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is Signed or a notarially certified copy of that power or authority shall be deposited at the Office or at such other place as is specified for that purpose by the Notice convening the meeting not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the Person named in the instrument proposes to vote.  An instrument of proxy which is not deposited in the manner so required shall be valid only if it is approved by all the other Members who are Present at the meeting.  In calculating the period referred to in this Article 17.9, no account shall be taken of any part of a day that is not a “working day” within the meaning of Article 96(4B) of the Law.

17.10	Unless the contrary is stated thereon the instrument appointing a proxy shall be as valid as well for any adjournment of the meeting as for the meeting to which it relates.

17.11
A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, provided that no Notice in Writing of such death, insanity or revocation shall have been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which such vote is cast.

18.	CORPORATE MEMBERS

18.1
Subject to the provisions of the Law, any body corporate which is a Member may, by resolution of its directors or other governing body, authorise such Person(s) as it thinks fit to act as its representative(s) at any meeting of Members (or of any class of Members) and the Person(s) so authorised shall be entitled to exercise on behalf of the body corporate which he/they represent(s) the same powers as that body corporate could exercise if it were an individual.

18.2
Where (a) Person(s) is/are authorised to represent a body corporate at a general meeting of the Company the Directors or the chairman of the meeting may require him/them to produce a certified copy of the resolution from which he/they derive(s) his/their authority.

19.	DIRECTORS

19.1
The Company may, by Ordinary Resolution, determine the maximum and minimum number of Directors and unless and until otherwise so determined and, subject to the provisions of the Law, the minimum number of Directors shall be two.

19.2
A Director need not be a Member but, provided he has notified the Secretary in Writing of his desire to receive Notice of general meetings in accordance with Article 15.4, he shall be entitled to receive Notice of any general meeting and, subject to Article 14, all separate meetings of the Holders of any class of Shares in the Company.  Whether or not a Director is entitled to receive such Notice, he may nevertheless attend and speak at any such meeting.

20.	ALTERNATE DIRECTORS

20.1
Any Director (other than an alternate Director) may, at his sole discretion and at any time and from time to time, appoint any other Director or any other natural person (other than one disqualified or ineligible by law to act as a director of a company) as an alternate Director, to attend and vote in his place at any meetings of Directors at which he is not personally present.  Each Director shall be at liberty to appoint under this Article more than one alternate Director provided that only one such alternate Director may at any one time act on behalf of the Director by whom he has been appointed.

20.2
An alternate Director, while he holds office as such, shall be entitled to receive Notice (which need not be in Writing) of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member and to attend and to exercise all the rights and privileges of his appointor at all such meetings at which his appointor is not personally present and generally to perform all the functions of his appointor as a Director in his absence.

20.3
An alternate Director shall ipso facto vacate office if and when his appointment expires or the Director who appointed him ceases to be a Director of the Company or removes the alternate Director from office by Notice under his hand served upon the Company.

20.4
An alternate Director shall be entitled to be paid all travelling and other expenses reasonably incurred by him in attending meetings.  The remuneration (if any) of an alternate Director shall be payable out of the remuneration payable to the Director appointing him as may be agreed between them.

20.5
Where a Director acts as an alternate Director for another Director he shall be entitled to vote for such other Director as well as on his own account, but no Director shall at any meeting be entitled to act as alternate Director for more than one Director.

20.6	A Director who is also appointed an alternate Director shall be considered as two Directors for the purpose of making a quorum of Directors when such quorum shall exceed two.

21.	POWERS OF DIRECTORS

21.1
The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not by the Law or these Articles required to be exercised by the Company in general meeting.

21.2
The Directors’ powers shall be subject to the provisions of these Articles, to the provisions of the Law and to such regulations (being not inconsistent with the aforesaid regulations or provisions) as may be prescribed by the Company in general meeting but no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if such regulations had not been made.

21.3
The Directors may by power of attorney, mandate or otherwise appoint any Person to be the agent of the Company for such purposes and on such conditions as they determine including authority for the agent to delegate all or any of his powers.

22.	DELEGATION OF DIRECTORS’ POWERS

22.1
The Directors may delegate any of their powers to committees consisting of such Director or Directors and/or such other Person or Persons as they think fit.  Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to such Director or Directors and/or other Person or Persons as such committee thinks fit (whether or not such Director(s) or other Person(s) act as a committee) all or any of the powers delegated and may be made subject to such conditions as the Directors may specify, and may be revoked or altered.

22.2
The meetings and proceedings of any such committee consisting of two or more Persons shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations made by the Directors under this Article.

23.	APPOINTMENT OF DIRECTORS

23.1
Where these Articles are adopted by the Company, either upon incorporation or for any other reason prior to the appointment of the first Directors, the first Directors of the Company shall be appointed in Writing by the subscribers to the Memorandum of Association or by a majority of them.  Any Director so appointed, and any Director duly holding office prior to the adoption of these Articles, shall continue to hold office until he resigns or is disqualified or removed in accordance with the provisions hereof.

23.2
The Directors shall have power at any time and from time to time to appoint any natural person (other than one disqualified or ineligible by law to act as a director of a company) to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these Articles as the maximum number of Directors.  Any Director so appointed shall hold office until he resigns or is disqualified or removed in accordance with the provisions of these Articles.

23.3	The Company may by Ordinary Resolution:

23.3.1	appoint any natural person (other than one disqualified or ineligible by law to act as a director of a company) as a Director; and

23.3.2	remove any Director from office.

23.4
No Person shall, unless recommended by the Directors, be appointed a Director at any general meeting unless, no less than seven and not more than twenty-eight Clear Days before the day appointed for the meeting, there has been given to the Secretary Notice by some Member (not being the person to be proposed) entitled to attend and vote at the meeting for which such Notice is given of his intention to propose such person for appointment and also Notice signed by the person to be proposed of his willingness to be appointed.

23.5	The Company shall keep or cause to be kept a register of particulars with regard to its Directors in the manner required by the Law.

24.	RESIGNATION, DISQUALIFICATION AND REMOVAL OF DIRECTORS

24.1	The office of a Director shall be vacated if the Director:

24.1.1	resigns his office by Notice to the Company;

24.1.2	ceases to be a Director by virtue of any provision of the Law or he becomes prohibited or disqualified by law from being a Director;

24.1.3	becomes Bankrupt or makes any arrangement or composition with his creditors generally;

24.1.4	becomes of unsound mind;

24.1.5	is removed from office by notice signed by the Holders of three-quarters in number of the Founders’ Shares; or

24.1.6	is removed from office by Ordinary Resolution passed pursuant to Article 23.3.2.

25.	REMUNERATION AND EXPENSES OF DIRECTORS

25.1
The Directors shall be entitled to such remuneration as the Company may by Ordinary Resolution determine and, unless the resolution provides otherwise, the remuneration shall be deemed to accrue from day to day.

25.2
The Directors shall be paid out of the funds of the Company for their travelling, hotel and other expenses properly and necessarily incurred by them in connection with their attendance at meetings of the Directors or Members or otherwise in connection with the discharge of their duties.

26.	EXECUTIVE DIRECTORS

26.1
The Directors may from time to time appoint one or more of their number to the office of managing director or to any other executive office under the Company on such terms and for such periods as they may determine.

26.2
The appointment of any Director to any executive office shall be subject to termination if he ceases to be a Director but without prejudice to any claim for damages for breach of any contract of service between him and the Company.

26.3
The Directors may entrust to and confer upon a Director holding any executive office any of the powers exercisable by the Directors upon such terms and conditions and with such restrictions as they think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

27.	DIRECTORS’ INTERESTS

27.1
A Director who has, directly or indirectly, an interest in a transaction entered into or proposed to be entered into by the Company or by a subsidiary of the Company which to a material extent conflicts or may conflict with the interests of the Company and of which he is aware, shall disclose to the Company the nature and extent of his interest.

27.2	For the purposes of Article 27.1:

27.2.1
the disclosure shall be made at the first meeting of the Directors at which the transaction is considered after the Director concerned becomes aware of the circumstances giving rise to his duty to make it or, if for any reason he fails to do so at such meeting, as soon as practical after the meeting, by Notice in Writing delivered to the Secretary;

27.2.2	the Secretary, where the disclosure is made to him, shall inform the Directors that it has been made and shall in any event table the Notice of the disclosure at the next meeting after it is made;

27.2.3
a disclosure to the Company by a Director in accordance with Article 27.1 that he is to be regarded as interested in a transaction with a specified Person is sufficient disclosure of his interest in any such transaction entered into after the disclosure is made; and

27.2.4	any disclosure made at a meeting of the Directors shall be recorded in the minutes of the meeting.

27.3
Subject to the provisions of the Law, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to tenure of office, remuneration and otherwise as the Directors may determine.

27.4
Subject to the provisions of the Law, and provided that he has disclosed to the Company the nature and extent of any of his material interests in accordance with Article 27.1, a Director notwithstanding his office:

27.4.1	may be a party to or otherwise interested in any transaction or arrangement with the Company or in which the Company is otherwise interested;

27.4.2
may be a director or other officer of or employed by or a party to any transaction or arrangement with or otherwise interested in any body corporate promoted by the Company or in which the Company is otherwise interested;

27.4.3
shall not by reason of his office be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit; and

27.4.4	may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

28.	PROCEEDINGS OF DIRECTORS

28.1
Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit , save that no meeting of the Directors, including a meeting held by telephone or other means of communication in accordance with Article 28.8, shall be held unless each of the Directors participating therein is present in the United Kingdom, and any decision reached or resolution passed by the Directors at any meeting which is held outside the United Kingdom shall be invalid and of no effect.

28.2
A Director may at any time and the Secretary shall, at the request of a Director, summon a meeting of the Directors by giving to each Director and alternate Director not less than twenty-four hours’ Notice of the meeting provided that any meeting may be convened at shorter Notice and in such manner as each Director or his alternate Director shall approve and provided further that unless otherwise resolved by the Directors Notices of Directors’ meetings need not be in Writing.

28.3	Questions arising at any meeting shall be determined by a majority of votes.

28.4	In the case of an equality of votes the chairman shall not have a second or casting vote.

28.5	A Director who is also an alternate Director shall be entitled to a separate vote for each Director for whom he acts as alternate in addition to his own vote.

28.6
A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.  The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed at any other number shall be two.  For the purposes of this Article and subject to the provisions of Article 28.7 an alternate Director shall be counted in a quorum but so that not less than two individuals will constitute the quorum.

28.7
A Director, notwithstanding his interest, may be counted in the quorum present at any meeting at which any contract or arrangement in which he is interested is considered and, provided he has made the disclosure required by Article 27.1, may vote in respect of any such contract or arrangement except those concerning his own terms of appointment.

28.8
Subject to the chairman of the meeting certifying that all of the Directors attending are physically present in the United Kingdom for the duration of the meeting, if a Director is by any means in communication with one or more other Directors so that each Director participating in the communication can hear what is said by any other of them, each Director so participating in the communication who is situated within the United Kingdom is deemed to be present at a meeting with the other Directors so participating who are situated within the United Kingdom notwithstanding that all the Directors so participating are not present together in the same place.

28.9
The continuing Directors or Director may act notwithstanding any vacancies in their number but, if the number of Directors is less than the number fixed as the quorum or becomes less than the number required by the Law, the continuing Directors or Director may act only for the purpose of filling vacancies or of calling a general meeting of the Company.  If there are no Directors or no Director is able or willing to act then any Member or the Secretary may summon a general meeting for the purpose of appointing Directors.

28.10
The Directors may from time to time elect from their number, and remove, a chairman and/or deputy chairman and/or vice-chairman of the board of Directors and determine the period for which they are to hold office.

28.11
The chairman, or in his absence the deputy chairman, or in his absence the vice-chairman, shall preside at all meetings of the Directors but if no such chairman, deputy chairman or vice-chairman be elected or if at any meeting the chairman, deputy chairman or vice-chairman be not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be the chairman of the meeting.

28.12
Subject to each Director certifying that he is physically present in the United Kingdom at the time of signing, a resolution in Writing Signed by all the Directors entitled to receive Notice of a meeting of Directors or of a committee of Directors shall be valid and effectual as if it had been passed at a meeting of the Directors or of a committee of Directors duly convened and held and may consist of several documents in like form each Signed by one or more Directors, but a resolution Signed by an alternate Director need not also be Signed by his appointor and if it is Signed by a Director who has appointed an alternate Director it need not be Signed by the alternate Director in that capacity.  No resolution in Writing shall be valid if any Director or alternate Director signing such resolution in Writing does so outside the United Kingdom.

28.13
All acts done bona fide by any meeting of Directors or of a committee appointed by the Directors or by any Person acting as a Director shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any such Director or committee or Person acting as aforesaid or that they or any of them were disqualified or had vacated office or were not entitled to vote, be as valid as if every such Person had been duly appointed and was qualified and had continued to be a Director or a member of a committee appointed by the Directors and had been entitled to vote.

29.	MINUTE BOOK

29.1	The Directors shall cause to be entered in books kept for the purpose:

29.1.1	the minutes of all proceedings at general meetings, class meetings, Directors’ meetings and meetings of committees appointed by the Directors;

29.1.2	all resolutions in Writing passed in accordance with these Articles;

29.1.3	every memorandum in Writing of a Sole Member-Director Contract (as defined in Article 29.3) which is drawn up pursuant to Article 29.3;

29.1.4	every record in Writing of a Sole Member’s Decision (as defined in Article 29.4); and

29.1.5	all such other records as are from time to time required by the Law or, in the opinion of the Directors, by good practice to be minuted or retained in the books of the Company.

29.2
Any minutes of a meeting if purporting to be Signed by the chairman of the meeting at which the proceedings were had or by the chairman of the next succeeding meeting shall be conclusive evidence of the proceedings.

29.3
This Article 29.3 applies where the Company has only one Member and that Member is also a Director.  If the Company, acting otherwise than in the ordinary course of its business, enters into a contract with such Member (a “Sole Member-Director Contract”) and that Sole Member-Director Contract is not in Writing, the terms thereof shall be:

29.3.1	set out in a memorandum in Writing;

29.3.2	recorded in the minutes of the first meeting of the Directors following the making of the contract; or

29.3.3	recorded in such other manner or on such other occasion as may for the time being be permitted or required by the Law.

29.4
This Article 29.4 applies where the Company has only one Member and that Member has taken a decision which may be taken by the Company in general meeting and which has effect in law as if agreed by the Company in general meeting (a “Sole Member’s Decision”). A Sole Member’s Decision may (without limitation) be taken by way of resolution in Writing but if not so taken, the sole Member shall provide the Company with a record in Writing of his decision as soon as practicable thereafter.

30.	SECRETARY

30.1
Subject to the provisions of the Law, the Secretary shall be appointed by the Directors for such term at such remuneration and upon such conditions as they may think fit and any Secretary so appointed may be removed by the Directors.

30.2
Anything required or authorised to be done by or to the Secretary may, if the office is vacant or there is for any other reason no secretary capable of acting, be done by or to any assistant or deputy secretary or, if there is no assistant or deputy secretary capable of acting, by or to any Person authorised generally or specifically in that behalf by the Directors.

30.3	The Company shall keep or cause to be kept at the Office a register of particulars with regard to its Secretary in the manner required by the Law.

31.	THE SEAL

31.1
The Directors may determine that the Company shall have a Seal.  Subject to the Law, if the Company has a Seal the Directors may determine that it shall also have an official seal for use outside of the Island of Jersey and an official seal for sealing securities issued by the Company or for sealing documents creating or evidencing securities so issued.

31.2
The Directors shall provide for the safe custody of all seals and no seal shall be used except by the authority of a resolution of the Directors or of a committee of the Directors authorised in that behalf by the Directors.

31.3
The Directors may from time to time make such regulations as they think fit determining the Persons and the number of such Persons who shall sign every instrument to which a seal is affixed and, until otherwise so determined, every such instrument shall be Signed by one Director and by the Secretary or by a second Director.

31.4	The Company may authorise an agent appointed for the purpose to affix any seal of the Company to a document to which the Company is a party.

32.	AUTHENTICATION OF DOCUMENTS

32.1
Any Director or the Secretary or any Person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Company (including the Memorandum of Association and these Articles), any resolutions passed by the Company or the Directors and any books, records, documents and accounts relating to the business of the Company and to certify copies thereof or extracts therefrom as true copies or extracts.

32.2
Where any books, records, documents or accounts of the Company are situated elsewhere than at the Office the local manager or other Officer or the company having the custody thereof shall be deemed to be a Person appointed by the Directors for the purposes set out in Article 32.1.

33.	DIVIDENDS

33.1
Subject to the provisions of the Law, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the Directors.

33.2	Subject to the provisions of the Law, the Directors may if they think fit from time to time pay to the Members such interim dividends as they may determine.

33.3
If at any time the share capital of the Company is divided into different classes the Directors may pay such interim dividends in respect of those Shares which confer on the Holders thereof deferred or non-preferred rights as well as in respect of those Shares which confer on the Holders thereof preferential rights with regard to dividend.

33.4	Subject to the provisions of the Law, the Directors may also pay half-yearly or at other suitable intervals to be settled by them any dividend which may be payable at a fixed rate.

33.5
Provided the Directors act bona fide they shall not incur any personal liability to the Holders of Shares conferring a preference for any damage that they may suffer by reason of the payment of an interim dividend on any Shares having deferred or non-preferred rights.

33.6
Subject to any particular rights or limitations as to dividend for the time being attached to any Shares as may be specified in these Articles or upon which such Shares may be issued, all dividends shall be declared apportioned and paid pro rata according to the amounts Paid Up on the Shares on which the dividend is paid (otherwise than in advance of calls) provided that if any Share is issued on terms providing that it shall rank for dividend as if Paid Up (in whole or in part) or as from a particular date (either past or future) such Share shall rank for dividend accordingly.

33.7
The Directors may, before recommending any dividend, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors be applicable for any purpose to which such sums may be properly applied and, pending such application may, at the like discretion, be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

33.8	The Directors may carry forward to the account of the succeeding year or years any balance which they do not think fit either to dividend or to place to reserve.

33.9
A general meeting declaring a dividend may, upon the recommendation of the Directors, direct that payment of such dividend shall be satisfied wholly or in part by the distribution of specific assets and in particular of Paid Up Shares or debentures of any other company and the Directors shall give effect to such resolution.  Where any difficulty arises in regard to the distribution the Directors may settle the same as they think expedient and in particular may:

33.9.1	issue certificates representing part of a shareholding or fractions of Shares and may fix the value for distribution of such specific assets or any part thereof;

33.9.2	determine that cash payment shall be made to any Members on the basis of the value so fixed in order to adjust the rights of Members;

33.9.3	vest any specific assets in trustees upon trust for the Persons entitled to the dividend as may seem expedient to the Directors; and

33.9.4
generally make such arrangements for the allotment, acceptance and sale of such specific assets or certificates representing part of a shareholding or fractions of Shares or any part thereof or otherwise as they think fit.

33.10
Any resolution declaring a dividend on the Shares of any class, whether a resolution of the Company in general meeting or a resolution of the Directors or any resolution of the Directors for the payment of a fixed dividend on a date prescribed for the payment thereof, may specify that the same shall be payable to the Persons registered as the Holders of Shares of the class concerned at the close of business on a particular date notwithstanding that it may be a date prior to that on which the resolution is passed (or as the case may be that prescribed for payment of a fixed dividend) and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any Shares of the relevant class.

33.11
The Directors may deduct from any dividend or other monies payable to any Member on or in respect of a Share all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to the Shares of the Company.

33.12
Any dividend or other monies payable in respect of a Share may be paid by cheque or warrant sent through the post to the registered address of the Member or Person entitled thereto and, in the case of joint Holders, to any one of such joint Holders or to such Person and to such address as the Holder or joint Holders may in Writing direct.  Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent or to such other Person as the Holder or joint Holders may in Writing direct and payment of the cheque or warrant shall be a good discharge to the Company.  Every such cheque or warrant shall be sent at the risk of the Person entitled to the money represented thereby.

33.13	All unclaimed dividends may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. No dividend shall bear interest as against the Company.

33.14
Any dividend which has remained unclaimed for a period of ten years from the date of declaration thereof shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company and shall thenceforth belong to the Company absolutely.

33.15
All payments of dividend or other monies payable in respect of a Share shall be made subject to the deduction of, or withholding of, or on account of, any taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or in the Island of Jersey or the United Kingdom or any political sub-division or authority therein having power to tax, where such withholding or deduction is required or permitted by law.  No additional payment will be required to be made in respect of such withholding or deduction.

33.16	In determining amounts payable to Members, a fraction of one penny or one cent will be rounded to the nearest penny or cent with one half of one penny or one half of one cent being rounded upwards.

34.	CAPITALISATION OF PROFITS

The Directors may with the authority of an Extraordinary Resolution of the Company:

34.1
subject as hereinafter provided, resolve that it is desirable to capitalise any undistributed profits of the Company (including profits carried and standing to any reserve or reserves) not required for paying any fixed dividends on any Shares entitled to fixed preferential dividends with or without further participation in profits or to capitalise any sum carried to reserve as a result of the sale or revaluation of the assets of the Company (other than goodwill) or any part thereof or to capitalise any sum standing to the credit of the Company’s share premium account or capital redemption reserve fund;

34.2
appropriate the profits or sum resolved to be capitalised to the Members in the proportion in which such profits or sum would have been divisible amongst them had the same been applicable and had been applied in paying dividends and to apply such profits or sum on their behalf either in or towards paying up any amount for the time being unpaid on any Shares held by such Members respectively or in paying up in full either at par or at such premium as the said resolution may provide any unissued Shares or debentures of the Company such Shares or debentures to be allotted and distributed credited as fully Paid Up to and amongst such Members in the proportions aforesaid or partly in one way and partly in the other provided that the share premium account and the capital redemption reserve fund and any unrealised profits may for the purposes of this Article only be applied in the paying up of unissued Shares to be allotted to Members credited as fully Paid Up;

34.3
make all appropriations and applications of the profits or sum resolved to be capitalised thereby and all allotments and issues of fully paid Shares or debentures, if any, and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provision by the issue of certificates representing part of a shareholding or fractions of Shares or by payments in cash or otherwise as they think fit in the case of Shares or debentures becoming distributable in fractions; and

34.4
authorise any Person to enter on behalf of all the Members entitled to the benefit of such appropriations and applications into an agreement with the Company providing for the allotment to them respectively credited as fully Paid Up of any further Shares or debentures to which they may be entitled upon such capitalisation and any agreement made under such authority shall be effective and binding on all such Members.

35.	ACCOUNTS AND AUDIT

35.1	The Company shall keep accounting records which are sufficient to show and explain the Company’s transactions and are such as to:

35.1.1	disclose with reasonable accuracy at any time the financial position of the Company at that time; and

35.1.2	enable the Directors to ensure that any accounts prepared by the Company comply with requirements of the Law.

35.2	The Directors shall prepare accounts of the Company made up to such date in each year as the Directors shall from time to time determine in accordance with and subject to the provisions of the Law.

35.3
No Member shall (as such) have any right to inspect any accounting records or other book or document of the Company except as conferred by the Law or authorised by the Directors or by Ordinary Resolution of the Company.

35.4
The Directors shall deliver to the Registrar of Companies a copy of the accounts of the Company signed on behalf of the Directors by one of them together with a copy of the report thereon by the Auditors in accordance with the Law.

35.5	The Directors or the Company by Ordinary Resolution shall appoint Auditors for any period or periods to examine the accounts of the Company and to report thereon in accordance with the Law.

36.	NOTICES

36.1
In the case of joint Holders of a Share, all Notices shall be given to that one of the joint Holders whose name stands first in the Register in respect of the joint holding and Notice so given shall be sufficient Notice to all the joint Holders.

36.2
A Notice may be given to any Person either personally or by sending it by post to him at his registered address.  Where a Notice is sent by post, service of the Notice shall be deemed to be effected by properly addressing prepaying and posting a letter containing the Notice and the Notice shall be deemed to have been effected one Clear Day after the day it was posted.

36.3	Any Member Present at any meeting of the Company shall for all purposes be deemed to have received due Notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

36.4
A Notice may be given by the Company to the Persons entitled to a Share in consequence of the death, bankruptcy or incapacity of a Member by sending or delivering it in any manner authorised by these Articles for the giving of Notice to a Member addressed to them by name or by the title of representatives of the deceased or trustee of the Bankrupt or curator of the Member or by any like description at the address if any supplied for that purpose by the Persons claiming to be so entitled.  Until such an address has been supplied, a Notice may be given in any manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.  If more than one Person would be entitled to receive a Notice in consequence of the death, bankruptcy or incapacity of a Member, Notice given to any one of such Persons shall be sufficient Notice to all such Persons.

36.5	Notwithstanding any of the provisions of these Articles, any Notice to be given by the Company to a Director or to a Member may be given in any manner agreed in advance by any such Director or Member.

36.6	Notwithstanding any of the provisions of these Articles, any Notice to be given to a Holder of a Preference Share shall be valid if given in the manner provided in the Conditions.

37.	WINDING UP

37.1
Subject to any particular rights or limitations for the time being attached to any Shares as may be specified in these Articles or upon which such Shares may be issued if the Company is wound up, the assets available for distribution among the Members shall be applied first in repaying to the Members the amount Paid Up on their Shares respectively and, if such assets shall be more than sufficient to repay to the Members the whole amount Paid Up on their Shares, the balance shall be distributed among the Members in proportion to the amount which at the time of the commencement of the winding up had been actually Paid Up on their said Shares respectively.

37.2
If the Company is wound up, the Company may, with the sanction of an Extraordinary Resolution and any other sanction required by the Law, divide the whole or any part of the assets of the Company among the Members in specie and the liquidator or, where there is no liquidator, the Directors may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members and with the like sanction vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Members as the liquidator or the Directors (as the case may be) with the like sanction determine but no Member shall be compelled to accept any assets upon which there is a liability.

38.	INDEMNITY

38.1
In so far as the Law allows, every present or former Officer of the Company shall be indemnified out of the assets of the Company against any loss or liability incurred by him by reason of being or having been such an Officer.

38.2
The Directors may without sanction of the Company in general meeting authorise the purchase or maintenance by the Company for any Officer or former Officer of the Company of any such insurance as is permitted by the Law in respect of any liability which would otherwise attach to such Officer or former Officer.

39.	NON-APPLICATION OF STANDARD TABLE

The regulations constituting the Standard Table prescribed pursuant to the Law shall not apply to the Company and are hereby expressly excluded in their entirety.